UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2026

NexPoint Real Estate Finance, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-39210	84-2178264
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas 75201
(Address of principal executive offices, including zip code)

214-276-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NREF	New York Stock Exchange, NYSE Texas

8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	NREF-PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on April 29, 2026, NexPoint Real Estate Finance, Inc. (the “Company”), entered into a loan agreement that provided for senior secured term loans in an amount of up to $375.0 million (the “Facility”) with Mizuho Capital Markets LLC (“Mizuho”), as lender. Borrowings under the Facility are secured by certain investment assets and related collateral (the “Pledged Assets”) pledged by the Company and certain subsidiaries of the Company. The Facility is full-term, interest only and matures on May 1, 2029, which maturity date can be extended twice, each for a six-month period, at the Company’s option. The Facility bears interest at a variable rate equal to the daily compounded secured overnight financing rate, subject to an interest rate floor of 2.0%, plus 4.0% per annum. As of August 17, 2026, there was $412.2 million outstanding under the Facility.

On August 17, 2026, the Company entered into a First Amendment to Loan Agreement and First Amendment to Security Agreement (the “Amendment”) pursuant to which the amount the Company could borrow under the Facility was increased to $450.0 million. Pursuant to the Amendment, the mandatory prepayment requirement with respect to repayments of Pledged Assets was amended to require the Company to use (1) 100% of such repayments to prepay the Facility until the amount outstanding under the Facility is less than $384.0 million, then (2) 75% of such subsequent repayments to prepay the Facility until the amount outstanding under the Facility is less than $300.0 million, and then (3) 50% of such subsequent repayments to prepay the Facility until the Facility is fully repaid. Pursuant to the Amendment, certain post-closing covenants were reaffirmed, requiring the Company to use commercially reasonable efforts to receive consent from any issuer or borrower of a Pledged Asset that did not provide confirmation that the Pledged Asset may be pledged upon the initial closing of the Facility. The Company also added additional assets as Pledged Assets pursuant to the Amendment.

Concurrent with the Amendment, the Company and Mizuho entered into an amended and restated Confirmation (the “TRS Amendment”) relating to the Total Return Swap (the “TRS”) originally entered into between them on April 29, 2026. Pursuant to the TRS Amendment, the Facility principal referenced by the TRS (the “Reference Obligation Amount”) was increased to $412.2 million, with a maximum Reference Obligation Amount increased to $450.0 million. The transaction has the effect of reducing the Company’s net interest cost associated with the Facility and the Amendment. Pursuant to the TRS Amendment, the Company has transferred approximately $144.3 million of cash collateral to Mizuho. The TRS may be terminated by the Company and/or Mizuho in certain circumstances, including those customary for transactions governed by ISDA Master Agreements. Certain early terminations by the Company may require payment of make-whole to Mizuho. The Company will owe an upfront fee to Mizuho in connection with the TRS Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1
First Amendment to Loan Agreement and First Amendment to Security Agreement, dated August 17, 2026, by and between NexPoint Real Estate Finance, Inc., as borrower, and Mizuho Capital Markets LLC, as lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT REAL ESTATE FINANCE, INC.

By:	/s/ Paul Richards
Name:	Paul Richards
Title:	Chief Financial Officer, Executive VP-Finance, Assistant Secretary and Treasurer

Date: August 20, 2026